Exhibit 4.1

AMENDMENT NO. 2

TO

RIGHTS AGREEMENT

AMENDMENT NO. 2 to RIGHTS AGREEMENT (this “Amendment”) between C&D Technologies, Inc., a Delaware corporation (the “Company”), and the Bank of New York Mellon, a New York banking corporation, as Rights Agent (the “Rights Agent”) is effective this 26th day of February, 2010.

W I T N E S S E T H:

WHEREAS, on February 22, 2000, the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Former Rights Agent”), entered into that one certain Rights Agreement, which agreement was amended by that certain Amendment to Rights Agreement, effective November 15, 2004, among the Company, the Former Rights Agent and the Rights Agent (collectively, the “Rights Agreement”);

WHEREAS, the Board of Directors deems is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement;

WHEREAS, no Person (as defined in the Rights Agreement) has become an Acquiring Person (as defined in the Rights Agreement) and the Company has met all requirements for amendment of the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 thereof as set forth below.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and of the mutual agreements set forth herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and do hereby agree as follows:

Section 1. Amendments. The Rights Agreement is amended as follows:

(a) The term “Final Expiration Date” as set forth in Section 1 is deleted in its entirety and replaced with the following:

“‘Final Expiration Date’ shall mean March 2, 2020.”

(b) The term “Business Day” as set forth in Section 1 is amended by adding, after the phrase “institutions in the State of New Jersey”, the phrase “or State of New York”.

(c) Section 3(a) is amended by adding, immediately after the end of such section, the following:

“The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively (solely for purposes of carrying out its duties under this Agreement) that the Distribution Date has not occurred.”

(d) Sections 3(c)(i) is amended by replacing the phrase “the following legend” with the phrase “a legend in substantially the following form”.

(e) Sections 3(c)(ii) is amended by replacing the phrase “the following notice” with the phrase “a notice in substantially the following form”.

(f) Section 4 is amended by adding, after the phrase “may deem appropriate which do not affect the”, the phrase “rights, ”.

(g) Section 6 is amended by adding, immediately after “Rights Agent designated for such purpose.”, the following:

“The Right Certificates are transferable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Certificates until the registered holder thereof shall have (i) completed and signed the certificate contained in the form of assignment set forth on the reverse side of each such Right Certificate, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) as the Company or the Rights Agent shall reasonably request, and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required by Section 6 hereof.”

(h) Section 6 is amended by replacing the phrase “Rights Agent shall have no duty or obligation under this Section”, with the phrase “Rights Agent shall have no duty or obligation under any Section of this Agreement requiring the payment of taxes or charges”.

(i) Section 7(b) is deleted in its entirety and replaced with the following:

“The Purchase Price for each one one-hundredth of a Common Share to be purchased upon the exercise of a Right shall, effective as of March 2, 2010, be $20 (the “Purchase Price”), shall be subject to adjustment from time to time as provided in Sections

11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below).”

(j) Section 7(c) is amended by changing the references therein from “when appropriate” to “when necessary to comply with this Agreement”.

(k) Section 10 is amended by adding, after the phrase “(and any applicable taxes or charges) was made”, the following:

“; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open.”

(l) Section 11(a)(ii) is amended by adding, immediately after the period at the end thereof, the following:

“The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, and the Rights Agent may rely on such notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing unless and until it shall have received such notice.”

(m) Section 14 is amended by adding a new clause (c) as follows:

“(c) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.”

(n) Section 15 is amended by adding, immediately after the period at the end thereof, the following:

“Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company must use all reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.”

(o) Section 18 is deleted in its entirety and replaced with the following:

“SECTION 18. CONCERNING THE RIGHTS AGENT. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence or bad faith on the part of the Rights Agent (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of any action taken,

suffered or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate of Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.”

(p) Section 20(a) is deleted in its entirety and replaced with the following:

“(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it and in accordance with such advice or opinion.”

(q) Section 20(b) is deleted in its entirety and replaced with the following:

“(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.”

(r) Section 20(c) is deleted in its entirety and replaced with the following:

“(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”

(s) Section 20(g) is deleted in its entirety and replaced with the following:

“(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the President, any Vice President, the Treasurer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.”

(t) Section 20(i) is amended by adding, immediately prior to the period at the end thereof, the following:

“(which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction)”

(u) Section 23(b) is amended by replacing “Rights Agreement” to “Rights Agent”.

(v) Section 26 is deleted in its entirety and replaced with the following:

“SECTION 26. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent) as follows:

C&D Technologies, Inc.

1400 Union Meeting Road

P.O. Box 3053

Blue Bell, PA 19422-0858

Attention: James D. Dee,

      Vice President, General Counsel and Corporate Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

BNY Mellon Shareowner Services

480 Washington Blvd. 29th Floor

Jersey City, NJ 07310

Attention: Kieran McGovern

with a copy to:

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Blvd. 29th Floor

Jersey City, NJ 07310

Attention: General Counsel

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.”

(w) Section 27 is amended by adding, after the phrase “does not change or increase the Rights Agent”, the phrase “rights, ”.

(x) Section 31 is deleted in its entirety and replaced with the following:

“SECTION 31. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.”

(y) Section 34 is amended by adding, immediately after the period at the end thereof, the following:

“The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

(z) The Rights Agreement is amended by adding Section 35 as follows:

“SECTION 35. FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”

(aa) Exhibit A to the Rights Agreement is amended by changing the references therein from “$300” to “$20”.

(bb) Exhibit B to the Rights Agreement is amended by changing the references therein from “$300” to “$20”.

(cc) Exhibit A to the Rights Agreement is amended by changing the references therein from “March 2, 2010” to “March 2, 2020”.

(dd) Exhibit B to the Rights Agreement is amended by changing the references therein from “March 2, 2010” to “March 2, 2020”.

Section 2. Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

C&D TECHNOLOGIES, INC.
Attest:
	By:	/s/ Jeffrey A. Graves
	Name:	Jeffrey A. Graves
	Title:	President & CEO

By:	/s/ Todd J. Greenspan
Name:	Todd J. Greenspan
Title:	Vice President, Corporate Controller

BANK OF NEW YORK MELLON, AS RIGHTS AGENT
Attest:
	By:	/s/ Kieran McGovern
(Signature)

By:	/s/ Eliesee Guardiola
	(Signature)	Kieran McGovern
Eliesee Guardiola		(Typed or Printed Name)
	(Printed or Typed Name)	Relationship Manager
Relationship Manager		(Title)
(Title)